Exhibit 99.1

Press Contact: Michael Baehr 858-812-7366 Direct Investor Contact: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS COMPLETES MERGER WITH SYS TECHNOLOGIES

Kratos expects to realize financial leverage and enhanced competitive opportunities as it grows to approximately 2,000 employees, the majority of which hold national security clearances.

SAN DIEGO, CA, JUNE 30, 2008 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) announced today that it has completed its merger with SYS Technologies, Inc. (SYS), a San Diego-based company providing a range of C5ISR and net-centric solutions to federal, state, local and other customers, after receiving all the required shareholder and regulatory approvals.  Kratos announced it had entered into a definitive agreement to merge with SYS on February 21, 2008 in an all stock transaction.

The merger of SYS into Kratos enhances Kratos’ position as a premier mid-tier federal, state and local government contractor in the United States in the areas of C5ISR, IT services and public safety and homeland security solutions.  The transaction increases the total headcount of Kratos to approximately 2,000 employees, the majority of which possess security clearances.  Of the employee base, approximately 425 personnel will be located in the San Diego area, with the balance located at key military locations, on base, and throughout the United States, including Huntsville, Dayton, Hawaii, Indianapolis, and the Washington, D.C./Northern Virginia/Maryland beltway area.  SYS employees will merge into Kratos as part of both the Kratos Government Solutions segment and the Kratos Public Safety and Security segment.

Eric DeMarco, Kratos’ President and Chief Executive Officer, said: “We are continuing to see the benefits of a focused, well executed business strategy to aggressively grow the business and position Kratos for increased profitability by expanding our scale and by leveraging costs in a number of areas.  This merger will enhance our capabilities in the areas of command, control, communications, computing, combat systems, intelligence, surveillance and reconnaissance (C5ISR), IT services, and a range of public safety and security solutions.  With the added scale, increased number of contract vehicles and customer relationships, larger employee base, and enhanced past performance qualifications from SYS, Kratos can be an even more effective provider of technical solutions and services to our customers.  This will result in increased competitiveness, more and larger contract opportunities in the prime contractor role, and overall improved financial performance including a significant improvement to EBITDA.”

The combination of SYS and Kratos creates a broad, complementary set of offerings, and positions the organization to deliver proven capabilities to a wider spectrum of customers.  Kratos is quickly becoming a recognized provider of highly-specialized engineering and IT solutions and services, specifically in the areas of weapon systems life cycle support and extension, military range operations, missile and weapon system testing, and C5ISR.  The Company’s primary customers include the U.S. Navy, the U.S. Army and work done as part of Foreign Military Sales (FMS) efforts on behalf of the U.S. Government, with additional strategic focus areas that include the U.S. Air Force and non-federal agencies.

Pursuant to the acquisition, SYS stock will be converted into Kratos stock at an exchange ratio of 1.2582 shares of Kratos common stock for each outstanding share of SYS common stock and will be tax-free to shareholders of both Kratos and SYS for U.S. federal income tax purposes.

DeMarco concluded: “Since 2004, we have successfully built a leading mid-tier defense contractor with an annualized revenue run rate of approximately $400 million and with approximately 2,000 employees that is a clear leader in our strategic areas of focus.  As we have stated previously, our objective is to annually grow revenue 5-10% organically and augment this growth with additional acquisitions that fit a specifically defined set of criteria.  With virtually no debt, the SYS transaction is significantly de-leveraging and positions Kratos to continue its aggressive growth plan.”

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies.  Principle services include C5ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration.  The Company is headquartered in San

Diego, California, with resources throughout the U.S. and in key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the timing of closing of the acquisition, anticipated benefits to be realized from the acquisition, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the closing will be delayed or that the conditions to closing will not be satisfied; risks that the integration will prove more costly, take more time, or be more distracting than currently anticipated;  risks that the transaction will cause disruption of the Company’s operations and distraction of its management; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2008, and in other filings made with the Securities and Exchange Commission.